Exhibit 10.1

FULGENT GENETICS, INC.

AMENDED AND RESTATED

DIRECTOR COMPENSATION PROGRAM

This Amended and Restated Director Compensation Program (this “Program”) sets forth the compensation payable to directors of Fulgent Genetics, Inc., a Delaware corporation (the “Company”), as consideration for their service as directors of the Company. This Program does not constitute a legally binding contract or arrangement and may be changed or rescinded at any time upon the approval of the Company’s Board of Directors (the “Board”).

A. Cash Compensation and Reimbursement.

1. Each director of the Company (each, a “Director”) shall receive reimbursement in cash for his or her reasonable out-of-pocket costs and travel expenses incurred in connection with attendance at meetings of the Board and the committees of the Board (the “Committees”) of which such Director is a member, which reimbursement shall be paid by the Company within thirty (30) days after the Company’s receipt of a Director’s request for reimbursement and reasonable evidence of such costs and expenses

2. Each Director that is not an employee of the Company or any of its affiliates (each, a “Non-Employee Director”) shall receive the following annual cash retainer fees (collectively, the “Cash Retainer Fees”) based on his or her service as a Director, Chair of a Committee and/or member of a Committee:

Cash Retainer Fee Amount(1)
Annual Director Cash Retainer Fee:
Each Non-Employee Director	$70,000

Annual Committee Chair Cash Retainer Fees:(2)
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating Committee Chair	$6,000

Annual Committee Member Cash Retainer Fees:(2)
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Nominating Committee Member	$3,000

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(1) Directors, Committee Chairs and Committee members receive pro-rated amounts of all applicable Cash Retainer Fees for any partial year of service in any such position.

(2) Cash Retainer Fees for Committee Chair and Committee member positions are in addition to the Cash Retainer Fee for service as a Director.

All Cash Retainer Fees earned by a Non-Employee Director for service as a director during a fiscal year shall be paid by the Company bi-annually, within thirty (30) days after the end of the second and fourth fiscal quarters of such fiscal year.

B. Equity Compensation.

1. Subject to the approval of the administrator under the applicable Plan (as defined below), on the date of his or her election or appointment as a Director, each Non-Employee Director shall be granted the following equity award or awards (such award or awards, the “Initial Award”): (i) a non-qualified stock option award (“Option”) to acquire up to a number of shares of the Company’s common stock having an aggregate grant date fair market value equal to the applicable Available Amount (as defined below), based on a Black-Scholes valuation method (rounded down to the nearest whole share); (ii) a restricted stock unit award (“RSU”), each RSU relating to one share of the Company’s common stock, having an aggregate fair market value equal to the applicable Available Amount pursuant to the terms of the then applicable equity incentive plan for such grants, assuming the closing price of the Company’s common stock on the date of grant; or (iii) an Option and a RSU to acquire or relating to, as applicable, such that the sum of the aggregate fair market value of the Option and RSU, each as determined herein, is equal to the applicable Available Amount.

2. Subject to the approval of the administrator under the applicable Plan, on the date of each Annual Meeting of the Stockholders of the Company, each Non-Employee Director that is serving as such immediately prior to and immediately after the applicable Annual Meeting of the Stockholders shall be granted the following equity award or awards (such award or awards, the “Annual Award”): (i) an Option to acquire up to a number of shares of the Company’s common stock having an aggregate grant date fair market value equal to the applicable Available Amount, valued based on a Black-Scholes valuation method (rounded down to the nearest whole share); (ii) a RSU, each RSU relating to one share of the Company’s common stock, having an aggregate fair market value equal to the applicable Available Amount, assuming the closing price of the Company’s common stock on the date of grant; or (iii) an Option and a RSU to acquire or relating to, as applicable, a number of shares of the Company’s common stock such that the sum of the aggregate fair market value of the Option and RSU, as determined herein, is equal to the applicable Available Amount.

3. In addition to the Initial Award and the Annual Award, directors shall be eligible to receive such additional equity awards in such amounts and on such dates and subject to such terms as the Board and/or any appropriate Committees may approve.

4. For purposes of this Program, the “Available Amount” for all Initial Awards and Annual Awards shall be as follows:

Available Amount
Initial Award	$400,000
Annual Award	$180,000

All Initial Awards and Annual Awards (referred to collectively as the “Awards”) shall be granted under and subject to the Company’s 2016 Omnibus Incentive Plan or such other comparable equity incentive plan of the Company that is then in effect (such applicable plan, the “Plan”) and shall be subject to the following terms: (i) each Award that is a non-qualified stock option shall expire after 10 years; (ii) each Initial Award shall commence vesting on the date of the appointment or election of the applicable Non-Employee Director, and each Annual Award shall commence vesting on the date of the applicable Annual Meeting of Stockholders of the Company; (iii) each Award shall vest as follows: one-quarter of the total shares of the Company’s common stock subject to the Award shall vest one year after the vesting commencement date of the Award and 1/16th of the total shares of the Company’s common stock subject to the Award shall vest at the end of every three-month period thereafter, subject to the applicable Non-Employee Director’s continued service for the Company on each such vesting date; and (iii) each Award shall be subject to all other terms set forth in the applicable form of award agreement under the Plan that has been approved by the Board.